Exhibit 99.1

Chiasma Announces Workforce Reduction

WALTHAM, Mass., August 16, 2016 – Chiasma, Inc. (NASDAQ: CHMA), a biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today announced that it is further reducing its workforce by approximately 44%, primarily in the company’s research and general and administrative functions, to lower its operating expenses and extend its cash runway. This action follows Chiasma’s announcement of a corporate restructuring plan in June 2016, which included an initial workforce reduction composed primarily of the company’s commercial personnel. Chiasma intends to focus its resources on the continued development of Mycapssa® (octreotide) capsules for the maintenance treatment of adult patients with acromegaly.

“We extend our sincere appreciation to those who will be leaving Chiasma for their contributions toward bringing new treatment options to patients,” said Mark Leuchtenberger, president and chief executive officer of Chiasma. “While this decision is extremely difficult, we believe it is the prudent course of action as we seek to conserve our cash and continue our dialogue with the U.S. Food and Drug Administration (FDA) regarding development of Mycapssa.”

Chiasma estimates that it will incur aggregate charges related to the headcount reduction of approximately $0.8 million to $1.0 million for one-time severance and related costs in the third quarter of 2016. These charges are expected to result in cash expenditures that will be substantially complete by the end of the first quarter of 2017. As of June 30, 2016, Chiasma had $115.6 million of cash, cash equivalents and marketable securities.

This action is expected to be substantially complete in the current quarter, and when combined with Chiasma’s previous restructuring plan, will result in a reduction to the company’s workforce of more than 60% since May 1, 2016. The company expects to realize more than $7.0 million in annualized payroll and related expense savings as a result of these combined actions.

Chiasma is retaining a core team of fewer than 25 executive, clinical, regulatory and general and administrative personnel. The company continues to enroll patients in its MPOWERED™ Phase 3 trial comparing the safety and efficacy of Mycapssa to monthly somatostatin analog injections to support a potential Marketing Authorization Application (MAA) with the European Medicines Agency (EMA).

About Mycapssa

Mycapssa is the conditional trade name of octreotide capsules, an investigational new oral drug in development for the maintenance therapy of adult patients with acromegaly. Mycapssa has been granted orphan designation in the United States and the European Union for the potential treatment of acromegaly. Mycapssa has not been approved for use in any jurisdiction.

About Chiasma

Chiasma is dedicated to improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases, using its Transient Permeability Enhancer (TPE®) technology platform. The company is conducting an international Phase 3 clinical trial of octreotide capsules (conditionally trade-named “Mycapssa®”) for the maintenance treatment of adult acromegaly patients to support a potential submission of a Marketing Authorization Application to the European Medicines Agency. Chiasma received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) on April 15, 2016 regarding its New Drug Application (NDA) for Mycapssa in the United States. Chiasma is headquartered in the United States with a wholly-owned subsidiary in Israel. Mycapssa, TPE and MPOWERED are trademarks of Chiasma.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, its expectation that it will incur aggregate charges of approximately $0.8 million to $1.0 million for one-time severance and related costs in the third quarter of 2016; its expectation that this action will be substantially complete by the end of the current quarter and that resulting cash charges will be substantially complete by the end of the first quarter of 2017; its expectation that, when combined with the June 2016 restructuring plan, it will realize more than $7.0 million in annualized payroll and related expense savings; and its plans to continue enrolling patients in the MPOWERED Phase 3 trial. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that estimates and assumptions underlying the company’s workforce reduction, including that its estimated charges and cost savings may not be realized; risks associated with the regulatory review and approval process generally; risks associated with Chiasma’s Phase 3 clinical trial to support regulatory approval of Mycapssa in the E.U.; risks associated with Chiasma potentially conducting an additional randomized, double-blind and controlled Phase 3 clinical trial of Mycapssa in accordance with the FDA’s recommendation in the CRL to support regulatory approval of Mycapssa in the United States, including risks related to the enrollment, timing and associated expenses of any potential trial; risks associated with Chiasma pursuing a development pathway other than the path strongly recommended by the FDA; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that octreotide capsules, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risks associated with Chiasma’s ability to manage operating expenses and/or obtain additional funding to support its business activities; risks associated with Chiasma’s dependence on third parties; and risks associated with defending any litigation, including the risk that we incur more costs than we expect and uncertainty involving the outcome. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Annual Report on Form 10-K for the year ended

December 31, 2015 filed with the Securities and Exchange Commission (SEC) on March 17, 2016, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with SEC on August 11, 2016 and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Contact:

Cammy Duong

MacDougall Biomedical Communications

(781) 591-3443

cduong@macbiocom.com